BioPharmX Initiates Phase 2b Trial of BPX-04 for Rosacea

Trial will evaluate 1% concentration of minocycline carried by company’s patented HyantX™ delivery system

MENLO PARK, Calif., Oct. 11, 2018 -- BioPharmX Corporation (NYSE American: BPMX), a specialty pharmaceutical company developing products for the dermatology market, today announced that it has enrolled the first subject in a Phase 2b clinical trial of BPX-04, a novel topical gel formulation of minocycline for the treatment of rosacea.

The trial is a randomized, double-blind, vehicle-controlled study in subjects with inflammatory lesions of rosacea. The 12-week, multi-center study will evaluate BPX-04, a 1% topical minocycline, carried by the HyantX™ delivery system, a proprietary, anhydrous hydrophilic topical system developed by BioPharmX.  The trial plans to enroll 176 subjects at least 18 years old with an investigator’s global assessment (IGA) score of 3 or 4 (moderate or severe), and 15 to 70 inflammatory lesions on their faces at baseline. The study allows for an optional interim analysis to adjust the study’s sample size.

Dermatologists and their patients are still searching for effective innovations in treatments for rosacea," said Neal Bhatia, M.D., director of clinical dermatology at Therapeutics Clinical Research in San Diego who was the principal investigator for the company’s Proof-of-Concept (POC) trial. "The goal is to substantiate early research conclusions that suggest BPX-04 may offer the effective treatment of rosacea while minimizing the unwanted adverse effects associated with oral forms of antibiotics."

The primary endpoint for the study is an absolute mean change in the number of inflammatory lesions of rosacea from baseline to week 12. The secondary endpoint is the proportion of subjects with at least a two-grade reduction in IGA to clear (0) or almost clear (1), from baseline to week 12.

“The enrollment of our first subject represents an important milestone for BPX-04,” said David Tierney, BioPharmX CEO. “We are optimistic the study will demonstrate that BPX-04 is safe, effective and easy to use, which should significantly improve patient compliance – a serious challenge to rosacea treatment.”

Oral minocycline has been widely used in the treatment of skin conditions like rosacea and acne since the 1970s, but the pharmaceutical industry has not previously been able to develop a stable, topical formulation of fully solubilized minocycline, which appears to induce less resistance than other tetracycline-class antibiotics commonly used for these diseases. By applying minocycline topically, a patient will likely reduce the systemic exposure of minocycline and focus the drug’s beneficial effects at the skin where they are needed most.

Termination of Anja Krammer

In addition, BioPharmX announced that Anja Krammer has been terminated as BioPharmX's President. Following Ms. Krammer’s termination, David S. Tierney, M.D., BioPharmX’s CEO, has assumed the role of President. Michael Hubbard, Chairman of the BioPharmX Board, said: “We are confident that Dr. Tierney will provide strong leadership moving forward as our Chief Executive Officer and President.”

About HyantX™
The HyantX™ delivery system is a novel, patented drug delivery platform that stabilizes and solubilizes hydrophilic molecules in an anhydrous gel environment. It is capable of carrying a variety of active ingredients – and even combinations of actives - into the skin. Research has shown that the delivery system may allow for maximum solubility for multiple actives, which is intended to enhance skin penetration and increase efficacy and tolerability, has antibacterial properties, and hydrates the skin, making the delivery system a valuable asset in pipeline development and strategic partnering.

About BioPharmX Corporation
BioPharmX Corporation (NYSE American: BPMX) is a specialty pharmaceutical company, developing prescription products through proprietary platform technologies for dermatology indications. To learn more about BioPharmX, visit www.BioPharmX.com.

Forward-Looking Statements
The information in this press release contains forward-looking statements and information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the "safe harbor" created by those sections. This press release contains forward-looking statements about the company's expectations, plans, intentions, and strategies, including, but not limited to, BioPharmX’s executive leadership, the commencement and results of future trials of BPX-04 and the size of such trials, the safety and medical effects of BPX-04 and the HyantX™ delivery system, the effect BPX-04 may have on the treatment of rosacea, the absence of side effects of future use of BPX-04 and BioPharmX’s ability to advance BPX-04 through a successful NDA submission and commercialization. Additional risks are set forth in our filings with the Securities and Exchange Commission, including those described in the company's Quarterly Report on Form 10-Q for the most recent fiscal quarter. The forward-looking statements included in this news release are made only as of the date hereof, and the company undertakes no obligation to publicly update such statements. BioPharmX is a registered trademark of BioPharmX, Inc.

1  Caution: BPX-04 is a new drug limited by U.S. law to investigational use.

For further information:

Media Contact

Nina Brauer, nbrauer@biopharmx.com (650) 889-5030

or

Jim Martinez, jim@rightstorygroup.com (312) 543-9026